Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 3,250,000 shares of Class A Common Stock under the 2003 Long Term Incentive and Share Award Plan, as amended and restated as of October 22, 2009, and as amended as of October 28, 2011, of 1-800-FLOWERS.COM, Inc. of our reports dated September 13, 2013, with respect to the consolidated financial statements and schedule of 1-800-FLOWERS.COM, Inc. and the effectiveness of internal control over financial reporting of 1-800-FLOWERS.COM,Inc. included in its Annual Report (Form 10-K)  for the year ended June 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jericho, NY

November 12, 2013